Exhibit 10.1

EXECUTION VERSION

                                                             August 19, 2010

Rambus Inc.
4440 El Camino Real
Los Altos, California 94022

Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (the “Seller”), and Rambus Inc., a Delaware corporation (the “Purchaser”), on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation evidences a complete and binding agreement between the Seller and the Purchaser as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if the Seller and the Purchaser had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law but without regard to its choice of law provisions) on the Trade Date.  In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

ARTICLE 1
Definitions

Section 1.01 .  Definitions.  (a) As used in this Confirmation, the following terms shall have the following meanings:

“10b-18 VWAP” means, (A) for any Trading Day described in clause (x) of the definition of Trading Day hereunder, the volume-weighted average price at which the Common Stock trades as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange (or, if applicable, the Successor Exchange on which the Common Stock has been listed in accordance with Section 7.01(c)), on such Trading Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent, or (B) for any Trading Day that is described in clause (y) of the definition of Trading Day hereunder, an amount determined in good faith by the Calculation Agent as 10b-18 VWAP.  The Purchaser acknowledges that the Calculation Agent may refer to the Bloomberg Page “RMBS <Equity> AQR SEC” (or any successor thereto), in its reasonable judgment, for such Trading Day to determine the 10b-18 VWAP.

“Additional Termination Event” has the meaning set forth in Section 7.01.

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746.
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

“Agreement” has the meaning set forth in the second paragraph of this Confirmation.

“Affected Party” has the meaning set forth in Section 14 of the Agreement.

“Affected Transaction” has the meaning set forth in Section 14 of the Agreement.

“Affiliated Purchaser” means any “affiliated purchaser” (as such term is defined in Rule 10b-18) of the Purchaser.

“Alternative Termination Delivery Unit” means (i) in the case of a Termination Event (other than following consummation of a Merger Event or Nationalization) or Event of Default (as defined in the Agreement), one share of Common Stock and (ii) in the case of consummation of a Merger Event or Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one share of Common Stock in such Merger Event or Nationalization; provided that if such Merger Event involves a choice of consideration to be received by holders of the Common Stock, an Alternative Termination Delivery Unit shall be deemed to include the amount of cash received by a holder who had elected to receive the maximum possible amount of cash as consideration for his shares.

“Alternative Termination Delivery Unit Purchase Period” has the meaning set forth in Section 7.03.

“Bankruptcy Code” has the meaning set forth in Section 9.07.

“Business Day” means any day on which the Exchange is open for trading.

“Calculation Agent” means JPMorgan Chase Bank, National Association.

“Capped Delivery Shares” means, for any date, (i) 55,000,000 shares of Common Stock minus (ii) the number of shares of Common Stock delivered by the Seller to the Purchaser in respect of this Transaction on or prior to such date, subject to appropriate adjustments solely to account for dilutive or concentrative events as set forth in Section 8.02(x).

“Cash Dividend” means any per share cash dividend or distribution, or a portion thereof, declared by Purchaser on Common Stock.

“Cash Remainder Amount” has the meaning set forth in Section 7.02.

“Clearance System Business Day” means any day on which the principal domestic clearance system customarily used for settling trades in the Common Stock is (or, but for the occurrence of a Settlement Disruption Event, would have been) open for the acceptance and execution of settlement instructions.

“Common Stock” means the common stock of the Purchaser, par value $0.001 per share.

“Communications Procedures” has the meaning set forth in Annex A hereto.

“Confirmation” has the meaning set forth in the first paragraph of this letter agreement.

“Contract Period” means the period commencing on and including the Trade Date and ending on and including the date all payments or deliveries of shares of Common Stock pursuant to Sections3.01, 3.02, 3.03, 7.02 and 7.03, as applicable, have been made.

“De-Listing” has the meaning set forth in Section 7.01(d).

“Discount” means the amount specified as such in the Pricing Supplement.

“Early Cash Settlement Amount” means an amount in USD equal to (i) the Purchase Price multiplied by (ii) (x) one minus (y) the Elapsed Days (from and including the first Trading Day of the Valuation Period to and including the Early Unwind Date) divided by the Maximum Contract Period.

“Early Share Settlement Amount” means a number of shares of Common Stock equal to (i) the Purchase Price multiplied by (ii) the Elapsed Days (from and including the first Trading Day of the Valuation Period to and including the Early Unwind Date) divided by the Maximum Contract Period (iii) divided by the arithmetic average of 10b-18 VWAP for each of the Trading Days included in the Elapsed Days (from and including the first Trading Day of the Valuation Period to and including the Early Unwind Date) .

“Early Termination Date” has the meaning set forth in Section 14 of the Agreement.

“Early Unwind” has the meaning set forth in Section 3.01(a)(ii).

“Early Unwind Date” means any Trading Day so designated by the Purchaser in accordance with the terms of Article 3.

“Elapsed Days” on any Trading Day means, following the close of trading on the Exchange on such Trading Day, a number equal to the number of Trading Days from and including the first Trading Day of the Valuation Period to and including such Trading Day.

“Event of Default” has the meaning set forth in Section 14 of the Agreement.

“Exchange” means the NASDAQ Global Select Market or any Successor Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the 85th Trading Day following the Trade Date.

“Final Disrupted Valuation Date” means the 10th Business Day following the originally scheduled Expiration Date.

“Indemnified Person” has the meaning set forth in Section 9.02.

“Indemnifying Party” has the meaning set forth in Section 9.02.

“Maximum Contract Period” means a number equal to the scheduled number of Trading Days beginning on and including the first Trading Day in the Valuation Period and ending on and including the Expiration Date.

“Merger Event” has the meaning set forth in Section 7.01(e).

“Nationalization” has the meaning set forth in Section 7.01(e).

“Notice of Restricted Period” has the meaning set forth in Section 4.02(b).

“Number of Shares” has the meaning set forth in Section 2.01.

“Obligations” has the meaning set forth in Section 9.02.

“Pricing Supplement” means the Pricing Supplement attached hereto as Annex B.

“Purchase Price” means $90,000,000.

“Purchaser” has the meaning set forth in the first paragraph of this Confirmation.

“Regulation M” means Regulation M under the Exchange Act (or any successor rule thereto).

“Rule 10b-18” means Rule 10b-18 promulgated under the Exchange Act (or any successor rule thereto).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the first paragraph hereto.

“Settlement Date” means the third Business Day following the Valuation Completion Date.

“Settlement Disruption Event” means, in respect of the Common Stock, an event beyond the control of the parties as a result of which the principal domestic clearance system customarily used for settling trades in the Common Stock cannot clear the transfer of the Common Stock.

“Share De-listing Event” has the meaning set forth in Section 7.01(d).

“Successor Exchange” has the meaning set forth in Section 7.01(d).

“Termination Amount” has the meaning set forth in Section 7.02.

“Termination Event” has the meaning set forth in Section 14 of the Agreement.

“Trade Date” has the meaning set forth in Section 2.01.

“Trading Day” means (x) any day (i) other than a Saturday, a Sunday or a day on which the Exchange is not open for business, (ii) during which trading of any securities of the Purchaser on any national securities exchange has not been suspended, (iii) during which there has not been, in the Seller’s reasonable judgment, a material limitation in the trading of Common Stock or any options contract or futures contract related to the Common Stock, and (iv) during which there has been no suspension pursuant to Section 4.02 of this Confirmation, or (y) any day that, notwithstanding the occurrence of events contemplated in clauses (ii), (iii) and (iv) of this definition, the Calculation Agent determines in its reasonable discretion to be a Trading Day.

“Transaction” has the meaning set forth in the first paragraph of this Confirmation.

“Trigger Event Notice” means a notice delivered from the Seller to the Purchaser, substantially in the form of Exhibit A attached hereto, following the occurrence of an Upside Threshold Day.

“Upside Threshold” means $26.25, subject to reasonable adjustment by the Calculation Agent for any corporate event occurring with respect to the Common Stock that has a dilutive or concentrative effect on the theoretical value of the Common Stock (including, without limitation, a spin-off, a stock split, stock or other dividend or distribution, reorganization, rights offering or recapitalization) during the term of the Transaction.

“Upside Threshold Day” means any Trading Day in the Valuation Period for which the 10b-18 VWAP for such Trading Day exceeds the Upside Threshold, if any.

“Valuation Completion Date” has the meaning set forth in the Pricing Supplement.

“Valuation Period” means the period of consecutive Trading Days commencing on and including the first Trading Day following the Trade Date and ending on and including the Valuation Completion Date.

“Valuation Price” means the arithmetic average of 10b-18 VWAP for each of the Trading Days in the Valuation Period minus the Discount, as determined in good faith by the Calculation Agent in its reasonable judgment.

ARTICLE 2
Purchase of the Stock

Section 2.01 .  Purchase of the Stock.  Subject to the terms and conditions of this Confirmation, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, on the date hereof (the “Trade Date”), a number of shares of Common Stock (the “Number of Shares”) equal to the Purchase Price divided by the Valuation Price, rounded to the nearest integer.

Section 2.02 .  Payment.  On the first Business Day immediately following the Trade Date the Purchaser shall pay the Purchase Price to the Seller as payment for the Number of Shares.  Such payment shall be effected in accordance with the Seller’s customary procedures.  Seller and Purchaser hereby agree that, notwithstanding anything to the contrary in this Confirmation or the Agreement, in the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction and, as a result, Purchaser owes to Seller an amount calculated under Section 6(e) of the Agreement with respect to the Transaction or (b) Purchaser owes to Seller, pursuant to this Confirmation or the Agreement, such amount shall be deemed to be zero.

ARTICLE 3
Subsequent Payments or Share Deliveries

Section 3.01 .  Subsequent Payments or Share Deliveries.  (a) (i) Unless an Upside Threshold Day has occurred during the Valuation Period and the Purchaser has validly elected an Early Unwind pursuant to subsection (ii) below, the Seller shall deliver to the Purchaser the Number of Shares on the Settlement Date in accordance with the Seller’s customary procedures; and

(ii) if an Upside Threshold Day occurs during the Valuation Period, (x) upon the first such occurrence, the Seller shall deliver to the Purchaser a Trigger Event Notice as soon as reasonably practicable following such occurrence (but in no event later than two Business Days thereafter) and (y) the Purchaser shall have the right on any Trading Day to declare an early unwind of the Transaction (an “Early Unwind”) by delivering a notice to the Seller designating such Trading Day as an Early Unwind Date prior to open of trading on the immediate following Trading Day; provided that if the 10b-18 VWAP on the Early Unwind Date is not greater than the Upside Threshold, the election by the Purchaser of an Early Unwind shall not be valid and, for the avoidance of doubt, the Transaction shall continue as if no such election had been made.  In the event of an Early Unwind, the Seller shall deliver to the Purchaser the Early Share Settlement Amount and make a payment of cash to the Purchaser in respect of the Early Cash Settlement Amount, as provided in Section 3.03.

Section 3.02 .  Share Delivery and Payment upon Early Unwind.  In connection with any Early Unwind, the Seller shall (i) deliver to the Purchaser the Early Share Settlement Amount on the third Business Day following the Early Unwind Date in accordance with the Seller’s customary procedures and (ii) pay to the Purchaser the Early Cash Settlement Amount by wire transfer of immediately available U.S. dollar funds on the third Business Day immediately following the Early Unwind Date.

Section 3.03 .  Staggered Share Deliveries.  For the avoidance of doubt, the Seller may in its sole discretion deliver shares of Common Stock in partial satisfaction of any of its obligations under this Article 3 prior to the date on which the related deliveries are due with notice to Purchaser at least two Business Days prior to such delivery; provided, that, notwithstanding anything to the contrary in this Confirmation or any document applicable to the Transaction, if the Seller so delivers shares of Common Stock prior to the Valuation Completion Date, in no event shall the Purchaser be obligated to return or repay such shares of Common Stock.  Any such delivery shall be effected in accordance with the Seller’s customary procedures.

ARTICLE 4
Market Transactions

Section 4.01 .  Transactions by the Seller.  (a) The parties agree and acknowledge that:

(i) During the Valuation Period, the Seller (or its agent or affiliate) may effect transactions in shares of Common Stock in connection with this Confirmation.  The timing of such transactions by the Seller, the price paid or received per share of Common Stock pursuant to such transactions and the manner in which such transactions are made, including without limitation whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of the Seller; provided that the Seller represents and warrants to the Purchaser that, for the avoidance of doubt, the Seller has implemented policies and procedures designed to ensure that such transactions would not violate the anti-manipulation provisions of the U.S. securities laws.

(ii) During any Alternative Termination Delivery Unit Purchase Period, the Seller (or its agent or affiliate) may purchase shares of Common Stock in connection with this Confirmation.  The timing of such purchases by the Seller, the price paid per share of Common Stock pursuant to such purchases, the number of shares of Common Stock being purchased on any day and the manner in which such purchases are made, including without limitation whether such purchases are made on any securities exchange or privately, shall be within the sole judgment of the Seller; provided that the Seller shall use good faith efforts to make all purchases of Common Stock in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 (but without regard to clause (a)(13)(iv) of Rule 10b-18) as if such rule were applicable to such purchases.

(iii) The Purchaser shall, at least one day prior to the first day of any Alternative Termination Delivery Unit Purchase Period, notify the Seller of the total number of shares of Common Stock purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) by or for the Purchaser or any of its Affiliated Purchasers during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Exhibit B hereto.

(b) The Purchaser acknowledges and agrees that (i) all transactions effected pursuant to Section 4.01 hereunder shall be made in the Seller’s sole judgment and for the Seller’s own account and (ii) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such transactions, including, without limitation, the price paid or received per share of Common Stock pursuant to such transactions whether such transactions are made on any securities exchange or privately.  It is the intent of the Seller and the Purchaser that this Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) and the Seller shall take no action that results in the Transaction not so complying with such requirements.

Section 4.02 .  Adjustment of Transaction for Securities Laws.  (a) Notwithstanding anything to the contrary in Section 4.01, if, based on the advice of counsel, the Seller reasonably determines that on any Trading Day, the Seller’s trading activity in the Common Stock would not be advisable in respect of applicable securities laws, then the Seller may extend the Expiration Date, modify the Averaging Period or otherwise adjust the terms of the Transaction in its good faith reasonable discretion to ensure the Seller’s compliance with such laws and to preserve the fair value of the Transaction.  The Seller shall notify the Purchaser of the exercise of the Seller’s rights pursuant to this Section 4.02(a) upon such exercise.

(b) The Purchaser agrees that, during the Contract Period, neither the Purchaser nor any of its affiliates or agents shall make any distribution (as defined in Regulation M) of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M) (other than any distribution meeting the requirements of the exemptions set forth in Sections 101(b)(10) and 101(b)(7) of Regulation M)  unless the

Purchaser has provided to the Seller (i) written notice of such distribution not later than 4:00 p.m., New York City time, on the Business Day immediately preceding the first day of the “restricted period”  (as defined in Regulation M) for such distribution  (any such notice, a “Notice of Restricted Period”); and (ii) written notice (x) of the final date of such restricted period no later than 4:00 p.m., New York City time, on the Business Day immediately following the completion of the related restricted period or (y) that such distribution will not be completed.  The Purchaser acknowledges that any such Notice of Restricted Period may cause the provisions of Section 4.02(a) above to apply.  Additionally, the Purchaser acknowledges and agrees that any notices given under this section must comply with the standards set forth in Section 5.01(b).

Section 4.03 .  Purchases of Common Stock by the Purchaser.  Without the prior written consent of the Seller, the Purchaser shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock during the Contract Period excluding any delivery of shares of affiliates pursuant to the terms of convertible securities, warrants, options or other similar securities outstanding as of the Trade Date.

ARTICLE 5
Representations, Warranties and Agreements

Section 5.01 .  Repeated Representations, Warranties and Agreements of the Purchaser.  The Purchaser represents and warrants to, and agrees with, the Seller, on the date hereof and on any date pursuant to which the Purchaser makes an Early Unwind election pursuant to Section 3.02 (but only, in that case, with respect to the representations, warranties and agreements set forth in Sections 5.01(a), (b) and (c) below) or elects to receive Alternative Termination Delivery Units pursuant to Section 7.03, that:

(a) Disclosure; Compliance with Laws.  The reports and other documents filed by the Purchaser with the SEC pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.  The Purchaser is not in possession of any material nonpublic information regarding the Purchaser or the Common Stock.

(b) Rule 10b5-1.  The Purchaser acknowledges that (i) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Common Stock by the Seller (or its agent or affiliate) in connection with this Confirmation and (ii) the Purchaser is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act.  The Purchaser also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act.  Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no amendment, modification or waiver shall be made at any time at which the Purchaser or any officer or director of the Purchaser is aware of any material nonpublic information regarding the Purchaser or the Common Stock.

(c) No Manipulation.  The Purchaser is not entering into this Confirmation to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock).

(d) Regulation M.  The Purchaser is neither engaged, nor contemplating engaging in, during the Contract Period a distribution (other than any distribution meeting the requirements of the exemption set forth in Sections 101(b)(10) and 101(b)(7) of Regulation M), as such term is used in Regulation M, that would preclude purchases by the Purchaser or the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.

(e) Board Authorization.  The Purchaser is entering into this Transaction in connection with its share repurchase program, which was approved by its board of directors and publicly disclosed, solely for the purposes stated in such board resolution and public disclosure.  There is no internal policy of the Purchaser, whether written or oral, that would prohibit the Purchaser from entering into any aspect of this Transaction, including, but not limited to, the purchases of shares of Common Stock to be made pursuant hereto.

(f) Due Authorization and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  This Confirmation has been duly authorized, executed and delivered by the Purchaser and (assuming due authorization, execution and delivery thereof by the Seller) constitutes a valid and legally binding obligation of the Purchaser subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, including principles of commercial reasonableness, good faith and fair dealing.  The Purchaser has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to purchase the Common Stock in accordance with the terms hereof.

(g) Certain Transactions.  There has not been any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser that would fall within the scope of Rule 10b-18(a)(13)(iv).

Section 5.02 .  Initial Representations, Warranties and Agreements of the Purchaser.  The Purchaser represents and warrants to, and agrees with the Seller, as of the date hereof, that:

(a) Solvency. The assets of the Purchaser at their fair valuation exceed the liabilities of the Purchaser, including contingent liabilities; the capital of the Purchaser is adequate to conduct the business of the Purchaser and the Purchaser has the ability to pay its debts and obligations as such debts mature.

(b) Required Filings.  The Purchaser has made, and will use its reasonable best efforts to make, all filings required, as determined by the Purchaser in its sole discretion with the advice of counsel, to be made by it with the SEC, any securities exchange or any other regulatory body in the United States with respect to the Transaction contemplated hereby.

(c) No Conflict. The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Confirmation and the consummation of the transactions herein contemplated do not conflict with or violate (i) any provision of the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, (ii) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over the Purchaser or any of its subsidiaries or any of their respective assets or (iii) any contractual restriction binding on or affecting the Purchaser or any of its subsidiaries or any of its assets, except, in the cases of clauses (ii) and (iii) above, where such conflict or violation would not reasonably be expected to have a material adverse effect on the Purchaser’s or the Seller’s ability to perform its obligations under the Transaction.

(d) Consents.  All governmental and other consents that are required to have been obtained by the Purchaser with respect to performance, execution and delivery of this Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with except where such failure to obtain or non-compliance would not reasonably be expected to have a material adverse effect on the Purchaser’s or the Seller’s ability to perform its obligations under the Transaction.

(e) Investment Company Act.  The Purchaser is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(f) Commodity Exchange Act. The Purchaser is an “eligible contract participant”, as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

Section 5.03 .  Additional Representations, Warranties and Agreements.  The Purchaser and the Seller represent and warrant to, and agree with, each other that:

(a) Agency. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of the Seller (“JPMSI”) has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof).  Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction.  JPMSI is authorized to act as agent for the Seller.

(b) Non-Reliance.  Each party has entered into this Transaction solely in reliance on its own judgment.  Neither party has any fiduciary obligation to the other party relating to this Transaction.  In addition, neither party has held itself out as advising, or has held out any of its employees or agents as having the authority to advise, the other party as to whether or not the other party should enter into this Transaction, any subsequent actions relating to this Transaction or any other matters relating to this Transaction.  Neither party shall have any responsibility or liability whatsoever in respect of any advice of this nature given, or views expressed, by it or any such persons to the other party relating to this Transaction, whether or not such advice is given or such views are expressed at the request of the other party.  The Purchaser has conducted its own analysis of the legal, accounting, tax and other implications of this Transaction and consulted such advisors, accountants and counsel as it has deemed necessary.

Section 5.04 .  Representations and Warranties of the Seller.  The Seller represents and warrants to the Purchaser that:

(a) Due Authorization.  This Confirmation has been duly authorized, executed and delivered by the Seller and (assuming due authorization, execution and delivery thereof by the Purchaser) constitutes a valid and legally binding obligation of the Seller. The Seller has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Common Stock in accordance with the terms hereof.

(b) Right to Transfer.  The Seller will have the free and unqualified right to transfer the Number of Shares of Common Stock to be delivered by the Seller hereunder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

(c) Commodity Exchange Act. The Seller is an “eligible contract participant”, as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.

ARTICLE 6
Additional Covenants

Section 6.01 .  Purchaser’s Further Assurances.  The Purchaser hereby agrees with the Seller that the Purchaser shall cooperate with the Seller, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as the Seller may reasonably request from time to time, consistent with the terms of this Confirmation, in order to effectuate the purposes of this Confirmation and the Transaction contemplated hereby.

Section 6.02 .  Purchaser’s Hedging Transactions.  The Purchaser hereby agrees with the Seller that, other than the Transaction, the Purchaser shall not, during the Contract Period, enter into or alter any repurchase contract or hedging transaction with respect to the Common Stock (including, without limitation, with respect to any securities convertible or exchangeable into the Common Stock) and agrees not to alter or deviate from the terms of this Confirmation.

Section 6.03 .  No Communications.  The Purchaser hereby agrees with the Seller that the Purchaser shall not communicate any information relating to the Common Stock or this Transaction (including any notices required by Section 6.05) to any employee of the Seller or J.P. Morgan Securities Inc., other than as set forth in the Communications Procedures attached as Annex A hereto.

Section 6.04 .  Maximum Deliverable Number of Shares of Common Stock.  Notwithstanding any other provision of this Confirmation, the Seller shall not be required to deliver shares of Common Stock (or, if applicable, other securities comprising the aggregate Alternative Termination Delivery Units) in excess of the number of Capped Delivery Shares.

Section 6.05 .   Notice of Certain Transactions.  If at any time during the Contract Period, the Purchaser makes or has made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser (other than any such transaction in which the consideration consists solely of cash and there is no valuation period, or as to which the completion of such transaction or the completion of the vote by target shareholders has occurred), then the Purchaser shall (i) notify the Seller prior to the opening of trading in the Common Stock on any day on which the Purchaser makes, or expects to be made, or has made any such public announcement, (ii) notify the Seller promptly following any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Alternative Termination Delivery Unit Purchase Period) that such announcement has been made and (iii) promptly deliver to the Seller following the making of any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Alternative Termination Delivery Unit Purchase Period) a certificate indicating (A) the Purchaser’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of such announcement and (B) the Purchaser’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of such announcement.  In addition, the Purchaser shall promptly notify the Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.  Accordingly, the Purchaser acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6.03.

ARTICLE 7
Termination

Section 7.01 .  Additional Termination Events. (a) An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction if, on any day, the Seller determines, in its sole reasonable judgment, that it is unable to effect transactions in shares of Common Stock in connection with this Confirmation due to illegality.

(b) An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction if (i) a Share De-listing Event occurs; (ii) a Merger Event occurs; (iii) a Nationalization occurs, (iv) the Valuation Completion Date has not occurred prior to the Final Disrupted Valuation Date or (v) an event described in paragraph III of Annex A occurs.

(c) A “Share De-listing Event” means that at any time during the Contract Period, the Common Stock ceases to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event, a “De-Listing”) and is not immediately re-listed, traded or quoted as of the date of such de-listing, on another U.S. national securities exchange or a U.S. automated interdealer quotation system (a “Successor Exchange”); provided that it shall not constitute an Additional Termination Event if the Common Stock is immediately re-listed on a Successor Exchange upon its De-Listing from the Exchange, and the Successor Exchange shall be deemed to be the Exchange for all purposes.  In addition, in such event, the Seller shall make any commercially reasonable adjustments it deems necessary to the terms of the Transaction.

(d) A “Merger Event” means the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act (by the Purchaser or otherwise) at any time during the Contract Period of any (i)

planned recapitalization, reclassification or change of the Common Stock that will, if consummated, result in a transfer of more than 50% of the outstanding shares of Common Stock, (ii) planned consolidation, amalgamation, merger or similar transaction of the Purchaser with or into another entity (other than a consolidation, amalgamation or merger in which the Purchaser will be the continuing entity and which does not result in any such recapitalization, reclassification or change of more than 50% of such shares outstanding), (iii) other takeover offer for the shares of Common Stock that is aimed at resulting in a transfer of more than 50% of such shares of Common Stock (other than such shares owned or controlled by the offeror) or (iv) irrevocable commitment to any of the foregoing.

(e) A “Nationalization” means that all or substantially all of the outstanding shares of Common Stock or assets of the Purchaser are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.

Section 7.02 .  Consequences of Additional Termination Events. In the event of the occurrence or effective designation of an Early Termination Date under the Agreement, with respect to the amount payable in respect of this Transaction pursuant to Section 6(d)(ii) of the Agreement (the “Termination Amount”),

(x) to the extent the Seller is holding Alternative Termination Delivery Units that it has purchased (or has received in respect of shares of Common Stock that it has purchased) in order to meet its obligations under this Confirmation, the Seller shall deliver such Alternative Termination Delivery Units (valued by the Seller in its sole reasonable discretion at their current market value) in partial satisfaction of its obligation to deliver the Termination Amount, and

(y) Seller shall deliver the remainder (the “Cash Remainder Amount”) of the Termination Amount in cash;

provided that the Purchaser may, by delivery of written notice to the Seller on the second Business Day immediately following the day on which the Seller gives notice of the Termination Amount with respect to such Early Termination Date pursuant to Section 6(d) of the Agreement, elect to receive the Cash Remainder Amount in Alternative Termination Delivery Units pursuant to Section 7.03; provided, however, that the Purchaser shall have the right to elect to receive the Cash Remainder Amount in Alternative Termination Delivery Units only if the representations and warranties made by the Purchaser to the Seller in Section 5.01, other than in Section 5.01(g), are true and correct in all material respects as of the date the Seller makes such election, as if made on such date.

Section 7.03 .  Alternative Termination Settlement.  Subject to Section 7.02, if the Purchaser elects to receive the Cash Remainder Amount in Alternative Termination Delivery Units, (i) the Seller shall, beginning on the first Trading Day following the date of the Purchaser's election and ending when the Seller shall have satisfied its obligations under this clause (the “Alternative Termination Delivery Unit Purchase Period”), purchase (subject to the provisions of Section 4.01 and Section 4.02 hereof) a number of Alternative Termination Delivery Units equal to the quotient of (A) the Cash Remainder Amount divided by (B) the value of such Alternative Termination Delivery Units (determined by Seller in its sole reasonable judgment based on the prices at which Seller is able to purchase such Alternative Termination Delivery Units); and (ii) the Seller shall deliver such Alternative Termination Delivery Units relating to such purchases to the Purchaser (A) if such Alternative Termination Delivery Units are traded on an exchange or quotation system, over the principal domestic clearance settlement customarily used for settling trades in the Alternative Termination Delivery Units and on the date(s) on which settlement would customarily occur according to the rules of the relevant exchange or quotations system and (B) if such Alternative Termination Delivery Units are not traded on an exchange or quotation system, in a commercially reasonable manner as soon as commercially reasonably practicable.

Section 7.04 .  Notice of Default.  If an Event of Default occurs in respect of either Party, the Defaulting Party will, promptly upon becoming aware of it, notify the Non-defaulting Party specifying the nature of such Event of Default.

ARTICLE 8
Adjustments

Section 8.01 .  Cash Dividends.  If the Purchaser declares any Cash Dividend that has a record date during the Contract Period, then on the date on which such Cash Dividend is paid by the Purchaser to holders of record, the Seller shall pay to the Purchaser an amount in cash equal to the product of (i) the amount of such Cash Dividend and (ii) the theoretical delta number of shares, as reasonably determined by the Calculation Agent, required for the Seller to hedge its exposure to the Transaction on the ex-dividend date for such Cash Dividend (after taking into account any Common Stock previously delivered to Purchaser pursuant to Article 3).

Section 8.02 .  Other Dilution Adjustments.  If (x) any corporate event occurs with respect to the Common Stock that has a dilutive or concentrative effect on the theoretical value of the Common Stock (other than any Cash Dividend but including, without limitation, a spin-off, a stock split, stock or other dividend or distribution, reorganization, rights offering or recapitalization), or (y) as a result of the definition of Trading Day (whether because of a suspension of transactions pursuant to Section 4.02 or otherwise), any day that would otherwise be a Trading Day during the Contract Period is not a Trading Day or on such Trading Day, pursuant to Section 4.02, the Seller effects transactions with respect to shares of Common Stock at a volume lower than originally anticipated (as measured by the average daily trading volume, as defined in Rule 10b-18(a)(1) promulgated under the Exchange Act, of the Common Stock on the Business Day immediately preceding the Trade Date) with respect to this Transaction, then in any such case, the Calculation Agent shall make corresponding adjustments with respect to any variable relevant to the terms of the Transaction, as the Calculation Agent reasonably determines appropriate to preserve the fair value of the Transaction, and shall determine the effective date of such adjustment.

ARTICLE 9
Miscellaneous

Section 9.01 .  Successors and Assigns.  All covenants and agreements in this Confirmation made by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

Section 9.02 .  Purchaser Indemnification.  The Purchaser (the “Indemnifying Party”) agrees to indemnify and hold harmless the Seller and its officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities, joint or several (collectively, “Obligations”), to which an Indemnified Person may become subject arising out of or in connection with this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Person is a party thereto, and to reimburse, within 30 days, upon written request, each such Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparation for, providing evidence for or defending any of the foregoing, provided, however, that the Indemnifying Party shall not have any liability to any Indemnified Person to the extent that such Obligations (i) are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to the Indemnifying Party any amounts previously expended by the Indemnifying Party hereunder) or (ii) are trading losses incurred by the Seller as part of its purchases or sales of shares of Common Stock pursuant to this Confirmation (unless the Purchaser has breached any agreement, term or covenant herein).

Section 9.03 .  Assignment and Transfer.  Notwithstanding the Agreement, the Seller may assign any of its rights or duties hereunder to any one or more of its affiliates without the prior written consent of the Purchaser. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Seller to sell or deliver any shares of Common Stock or other securities to the Purchaser, Seller may designate any of its affiliates to sell or deliver such shares of Common Stock or other securities and otherwise to perform the Seller’s obligations in respect of this Transaction and any such designee may assume such obligations.  The Seller shall be discharged of its obligations to the Purchaser only to the extent of any such performance that complies with this Confirmation. For the avoidance of doubt, Seller hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Seller’s obligations in respect of this Transaction are not completed by its designee, Seller shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

Section 9.04 .  Calculation Agent.  Whenever the Calculation Agent is required to act or to exercise judgment in a any way with respect to this Transaction, it will do so in good faith and in a commercially reasonable manner.  Following any calculation by the Calculation Agent hereunder, upon request by the Purchaser, the Calculation Agent will provide to the Purchaser by email to the email address provided by the Purchaser a report (in a commonly used file format for the storage and manipulation of financial data) setting forth in reasonable detail the basis for such calculation.

Section 9.05 .  Non-confidentiality.  The Seller and the Purchaser hereby acknowledge and agree that subject to Section 6.03 each is authorized to disclose every aspect of this Confirmation and the transactions contemplated hereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.

Section 9.06 .  Unenforceability and Invalidity.  To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Confirmation shall not render any other provision or provisions herein contained unenforceable or invalid.

Section 9.07 .  Securities Contract.  The parties hereto agree and acknowledge as of the date hereof that (i) the Seller is a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and (ii) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of Sections 362(b)(6) and 555 of the Bankruptcy Code.

Section 9.08 .  No Netting or Setoff.   Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

Section 9.09 .  Notices.  Unless otherwise specified herein, any notice, the delivery of which is expressly provided for in this Confirmation, may be made by telephone, to be confirmed in writing to the address below.  Changes to the information below must be made in writing.

(a) If to the Purchaser:

Rambus Inc.
4440 El Camino Real
Los Altos, California 94022
Attention:  William DeLey
Title:  Senior Director and Treasurer
Telephone No:  650-947-5504
Facsimile No:   650-947-5001

(b) If to the Seller:

JPMorgan Chase Bank, National Association
c/o J.P. Morgan Securities Inc.
4 New York Plaza, Floor 18
New York, NY  10004-2413
Attn:  Mariusz Kwasnik
Title:  Operations Analyst
EDG Corporate Marketing
Telephone: 212-623-7223
Facsimile: 212-623-7719

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely, J.P. MORGAN SECURITIES INC., as agent for JPMorgan Chase Bank, National Association, London Branch
By:	/s/ Santosh Sreenivasan
Name: Santosh Sreenivasan Title: Managing Director

Confirmed as of the date first
above written:

RAMBUS INC.

By:	/s/ Satish Rishi
Name: Satish Rishi
Title: Senior Vice President, Finance and Chief Financial Officer

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746.
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority